Exhibit 99.1

CITI TRENDS ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

SAVANNAH, GA (June 16, 2022) — Citi Trends, Inc. (NASDAQ: CTRN), a growing specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States, today announced that Heather Plutino has been appointed Chief Financial Officer effective June 27, 2022.

Ms. Plutino joins Citi Trends after serving as Senior Vice President of Enterprise Financial Planning & Analysis and Commercial Finance at Bed Bath & Beyond. Prior to that, Ms. Plutino served as Group Vice President of Finance and Treasury at Sally Beauty Holdings. Ms. Plutino also previously served as Vice President and Treasurer at Ascena Retail Group and in a variety of finance roles at Target Corporation.

David Makuen, Chief Executive Officer, commented, “We are so excited to welcome Heather to our senior leadership team. She is a seasoned finance executive who will thrive in serving our core customers while leading our finance team to accomplish great things ahead. Heather truly understands our purpose and values, and combined with her financial acumen, we are confident she will contribute to our long term strategic growth.”

“I am honored and excited to join the Citi Trends team.  The potential for growth is significant given Citi Trends’ unique value proposition servicing the apparel, accessories and home needs of African American and Latinx families combined with the company’s talented and passionate team.  I look forward to partnering with David and the team to continue to enhance the financial and operational performance of this impressive brand,” said Ms. Plutino.

Makuen concluded, “Heather will complement our existing strong finance team and play an important role in identifying opportunities to further transform our business model.”

About Citi Trends

Citi Trends, Inc. is a growing specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States. The Company operates 615 stores located in 33 states. For more information, visit cititrends.com or your local store.

Contact:

Tom Filandro/Rachel Schacter

ICR, Inc.

CitiTrendsIR@icrinc.com